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                                                                      Exhibit 5


[INPHYNET LETTERHEAD]


July 30, 1996


Ladies and Gentlemen:

I am General Counsel of Inphynet Medical Management Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company with respect to the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on July 31, 1996, in connection with the registration by the Company under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of the Company's Common Stock, par value of $0.01 per share (the "Common Stock"), to be sold in accordance with the terms of the Company's 1994 Stock Incentive Plan, as amended (the "Plan").

As counsel for the Company, I have examined among other things, such federal and state laws and originals and/or copies of such documents, certificates and records as I deemed necessary and appropriate for the purpose of preparing this opinion.

Based on the foregoing, I am of the opinion that the newly issued shares of Common Stock to be sold by the Company pursuant to the Plan have been duly and validly authorized for issuance and, when issued and paid for in accordance with the terms of the Plan for consideration in excess of $0.01 per share, will be validly issued, fully paid and nonassessable.

I hereby consent to the inclusion of this opinion as part of the Registration Statement.

Very truly yours,


/s/ David C. Peck
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David C. Peck
General Counsel